UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2009 Date of Report (Date of earliest event reported)

LED POWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137520	98-0501477
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

104 Swallow Hill Drive
Barnstable, MA		02630
(Address of principal executive offices)		(Zip Code)

(508) 362-4420 Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

(d) (i)  On February 23, 2009, the Board of Directors of LED Power Group, Inc. (the “Company”) appointed Colin Tay as a new member of the Board. Mr. Tay is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Tay has more than 25 years of construction experience working in the markets of Asia.  He is currently the President of China Tel Group, Inc.  Mr. Tay was Co-Founder and a Director of VelociTel, Inc. and VelociTel, LLC until 2001. In this capacity, Mr. Tay was also involved with the network design and build-out of over 20,000 wireless facilities in the United States and abroad. Some of Mr. Tay’s more notable projects have included Terminal II of Singapore’s Changi Airport, the Thamrin Commercial Plaza in Indonesia, the China World Trade Center, MRT Stations for Taiwan’s rapid transit system, the Kaohsiung Linden Hotel and the international data center for ACER Computer. Mr. Tay currently serves on the board of directors of China Tel Group, Inc.

Mr. Tay has not previously held any positions with the Company and there have been no related party transactions between Mr. Tay and the Company.  Mr. Tay’s brother, Mr. Henry Tay is the Chief Executive Officer and a director of the Company.

     (ii)  On February 23, 2009, the Board of Directors of the Company appointed George Alvarez as a new member of the Board. Mr. Alvarez is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Alvarez has more than 20 years of telecommunication, engineering and construction experience, delivering projects around the globe on-time and under budget.  He is currently the Chief Executive Officer of China Tel Group, Inc.  Prior to becoming Co-Founder of TrussGroup, Ltd. in 1993, Mr. Alvarez was Co-Founder, President, Chief Operating Officer and a Director of VelociTel, Inc., VelociTel, LLC and their predecessor company (a telecommunications architecture, engineering and construction company) until 2001. In this capacity, Mr. Alvarez was involved with the network design and build-out of over 20,000 wireless facilities in the United States and abroad. Mr. Alvarez currently serves on the board of directors of China Tel Group, Inc.

Mr. Alvarez has not previously held any positions with the Company and there have been no related party transactions between Mr. Alvarez and the Company.  Mr. Alvarez has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

    (iii)  On February 23, 2009, the Board of Directors of the Company appointed Mario Alvarez as a new member of the Board. Mr. Alvarez is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mario Alvarez is the current Chief Operating Officer of China Tel Group, Inc. and he was previously associated with Trussnet USA as both an executive director and principal architect ever since that company’s formation. Prior to this, he was Chairman and Chief Executive Officer, a Director and the co-founder of VelociTel, LLC. In that capacity, Mr. Alvarez directed the VelociTel group from its formation as a portion of Mr. Alvarez's architectural practice into a multi-national organization with hundreds of employees throughout the world. Mr. Alvarez is a member of the American Institute of Architects, the National Council of Architectural Registration Boards and the Construction Specifications Institute. Mr. Alvarez is a licensed architect in 49 states. He received his B.A. in Architecture from the University of Washington and his M.A. in Architecture from the University of Idaho. In the course of his architectural and construction career, Mr. Alvarez has been involved in the construction of several billion dollars worth of telecommunications, commercial and residential projects.  Mr. Alvarez currently serves on the board of directors of China Tel Group, Inc.

Mr. Alvarez has not previously held any positions with the Company and there have been no related party transactions between Mr. Alvarez and the Company.  Mr. Alvarez is the brother of Mr. George Alvarez, a director of the Company.

    (iv) On February 23, 2009, the Board of Directors of the Company appointed Matthew Jennings as a new member of the Board. Mr. Jennings is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Jennings has owned and operated investment related businesses since 1996. In 2002, Mr. Jennings founded Westmoore – an entrepreneurial investment company offering a wide range of private placement investments. During the past five years as CEO, Mr. Jennings has grown the company from a few small funds to a multi-million dollar private investment and lending company. Mr. Jennings currently serves on the board of directors of China Tel Group, Inc. and is a manager and/or director of various Westmoore entities.

Mr. Jennings has not previously held any positions with the Company and there have been no related party transactions between Mr. Jennings and the Company.  Mr. Jennings’ brother, Mr. Robert L. Jennings is the President and a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LED POWER GROUP, INC.

Date: February 27, 2009	/s/ Robert Jennings
Robert Jennings
President